Exhibit (l)


                                                     August 24,1999

Board of Directors of
Kinetics Mutual Funds, Inc.
477 Madison Avenue
New York, New York  10173

Gentlemen:

         Kinetics Asset Management, Inc. ("KAM") hereby subscribes for 10,000 shares of the Common Stock, $.001 par value per share, of The Medical Fund (the "Fund"), a series of Kinetics Mutual Funds, Inc., a Maryland corporation (the "Company") in shares of Common Stock of the Fund, at $10.00 per share for an aggregate purchase price of $100,000.00. KAM's payment in full is confirmed.

         KAM hereby represents and agrees that KAM is purchasing these shares of stock for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares.

                      Very truly yours,

                      KINETICS ASSET MANAGEMENT, INC.



                      By: ________________________________
                                Steven R. Samson
                                Chief Executive Officer

CONFIRMED AND ACCEPTED:

KINETICS MUTUAL FUNDS, INC.
On behalf of its series, The Medical Fund


By: ______________________________


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